EXHIBIT 5.1

DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 T (858) 677-1400 F (858) 677-1401 W www.dlapiper.com

August 20, 2014

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

As legal counsel for Kratos Defense & Security Solutions, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of up to a total of 3,097,322 shares of the Common Stock, $0.001 par value (the “Registration Statement”), of the Company which may be issued pursuant to the exercise of options and other rights granted under the Kratos Defense & Security Solutions, Inc. 2014 Equity Incentive Plan (the “Plan”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 3,097,322 shares of Common Stock which may be issued upon exercise of options and rights granted under the Plan by the Company are duly authorized shares of the Company’s Common Stock, and, when issued against receipt of the consideration therefore in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)